SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)          March 12, 2003

WASHINGTON MUTUAL, INC.
(Exact name of registrant as specified in its charter)

Washington	1-14667	91-1653725
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1201 Third Avenue Seattle, Washington 98101
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code:         (206) 461-2000

        We are filing this Current Report on Form 8-K to provide updates to (i) the status of our litigation against the government arising from contracts entered into by Anchor Savings FSB and the government and (ii) the description of the Litigation Tracking Warrantstm that are exercisable for shares of our common stock in the event that we recover damages from the government as a result of this litigation.  The warrants were originally issued by Dime Bancorp, Inc., which had acquired Anchor Savings' holding company, to its stockholders in December 2000.  As a result of our acquisition of Dime Bancorp in January 2002, we assumed Dime's rights under the litigation and obligations under the warrants.

Item 5.              Other Events

STATUS OF THE LITIGATION

        Our litigation against the United States government involves complex factual and legal issues over which the parties disagree.  The following summary is not a full description of those issues and addresses only developments through the date of this report.  The record of proceedings before the Claims Court consists of hundreds of pages of procedural filings, which may be examined at the Office of the Clerk of the Court located at 717 Madison Place, N.W. in Washington, D.C.  In addition, thousands of pages of depositions have been taken and thousands more documents have been made available through discovery by us, the government, and third parties.

        In this section, references to "we", "us", "our" and "ours" also refer to Anchor Savings and Dime in addition to Washington Mutual, since they are our predecessors in this litigation whose rights Washington Mutual has assumed.

Introduction

        On January 13, 1995, Anchor Savings Bank FSB filed a lawsuit in the United States Court of Federal Claims captioned Anchor Savings Bank FSB v. United States, No. 95-39C, alleging breach of contract and taking of property without compensation by the government in contravention of the Fifth Amendment to the United States Constitution.  The Dime Savings Bank of New York, FSB assumed Anchor Savings' lawsuit upon the consummation of the merger of Anchor Savings and its holding company, Anchor Bancorp, Inc., with Dime Savings and Dime Bancorp, respectively, on January 13, 1995.

        In January 2002, Dime Savings and Dime Bancorp merged into Washington Mutual Bank, FA and Washington Mutual, Inc., respectively.  As a result of these mergers, we assumed Dime's rights under the litigation against the government.

        Our claims arose from Anchor Savings' acquisition between 1982 and 1985 of eight failing savings and loan institutions, the deposits of which were insured by the Federal Savings and Loan Insurance Corporation, a government agency that provided deposit insurance to savings and loans ("FSLIC").  Anchor acquired four institutions with some direct financial assistance from the FSLIC (collectively the "assisted mergers"), and acquired the other four institutions without direct financial assistance (collectively the "unassisted mergers").  All of the acquisitions were considered "supervisory" cases by the FSLIC, which means that they were arranged by the FSLIC.  In acquiring the institutions, Anchor Savings assumed liabilities determined to exceed the assets it acquired by over $650 million in the aggregate at the dates of the respective acquisitions.  The difference between the fair values of the assets acquired and the liabilities assumed in the transactions were recorded on Anchor Savings' books as an intangible asset called goodwill.

        At the time of these acquisitions, the FSLIC had agreed that Anchor Savings could include in its regulatory capital this goodwill, amortizable over a number of years, as well as certain FSLIC contributions and certain capital instruments.  Without those agreements, Anchor Savings would not have made the acquisitions.

        When the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was enacted, Anchor still had over $500 million of regulatory capital from supervisory acquisitions on its books, including the supervisory goodwill and other capital enhancements described above.  Also, Anchor Savings had more than 20 years to amortize the remaining supervisory goodwill under its agreements with the FSLIC.  FIRREA required the remaining supervisory goodwill to be eliminated immediately for purposes of calculating tangible capital and to be phased out through December 31, 1994 for other regulatory capital purposes.  In addition, until the formation of Anchor Bancorp as the holding company for Anchor Savings in 1991, FIRREA-mandated capital requirements impacted the $157 million associated with preferred stock that Anchor Savings issued to the FSLIC as a result of one of the acquisitions.  The elimination of the supervisory goodwill and other components of regulatory capital damaged Anchor Savings by creating severe limitations on its activities and requiring the sale of valuable assets under liquidation-like circumstances.

Proceedings in the Claims Court

        Our lawsuit is one of approximately 115 lawsuits brought in the Claims Court with contractual fact patterns similar to that of a 1996 decision by the United States Supreme Court, known as the Winstar case, in which the Supreme Court held that the government was liable for breach of contract.  Following the Supreme Court's decision, all of the Winstar-related cases, including our case, were assigned to Judge Smith of the Claims Court.  Judge Smith issued an omnibus case management order that has controlled the proceedings in all of these cases.  On October 16, 2002, our case was re‑assigned to Judge Block.

        Under the omnibus order, we moved for partial summary judgment as to the existence of contracts between Anchor Savings and the government with respect to the eight supervisory acquisitions and the inconsistency of the government's actions with respect to those contracts.  The government disputed the existence of these contracts and cross-moved for summary judgment.  The government also submitted a filing acknowledging that it is not aware of any affirmative defenses it has against us.  Initial briefing on these motions was completed on August 1, 1997.

        We conducted discovery between April 1, 1998 and July 31, 1999.  In September 1999, the government filed supplemental papers in support of its pending summary judgment motion, at which time the government again requested entry of summary judgment on liability in its favor.  We responded to these filings in early November 1999.  On October 29, 1999, we filed our experts' reports relating to our damage claims with the government.  On March 16, 2000, the government filed the reports of its experts.  On December 21, 2001, we submitted supplements to some of our expert reports.

        In a series of rulings issued between April 30, 2002 and September 10, 2002, the Claims Court found that a contract existed between Anchor Savings and the government with respect to the assisted mergers, and that the government had breached those contracts by the implementation of FIRREA.  The Claims Court also found, however, that no contract had been formed with respect to the unassisted mergers, and dismissed our claims with respect to the unassisted mergers.  In addition, the Claims Court dismissed our claims for taking of property without just compensation.  At this time, we have decided not to appeal the Claims Court's orders dismissing the claims related to the unassisted mergers and dismissing the takings claims.  However, we maintain the right to appeal those orders after the Claims Court enters a final judgment disposing of all the claims in the case.

        On September 25, 2002, the Claims Court issued an order setting a schedule for supplemental expert discovery.  Pursuant to this order, on October 10, 2002, we submitted supplemental expert reports that revised Anchor Savings' damages claims in light of the Claims Court's order dismissing the claims related to the unassisted mergers.  The government filed its own supplemental expert reports on January 23, 2003.   We completed depositions of the government's experts on March 10, 2003.   The parties will next propose to the Claims Court a schedule for briefing the summary judgment motion regarding our damages claims that the government expects to file.  The court has not yet scheduled a trial date.

Damages Theories Set Forth in Our Expert Reports

    Damage Theories We Intend to Continue to Pursue

        We expect to present evidence on two alternative damage theories at trial to determine the amount of our damages.

        The first theory, known as "expectancy" damages, is intended to place the injured party in as good a position as it would have been in had the breaching party fully performed the contract.   Expectancy damages may include the amount of any monetary benefits that the injured party is able to prove it lost, but would have received in the absence of the breach, plus any other losses caused by the breach of the contract, less any costs or losses avoided by the injured party as a direct result of the breach.

        The second theory, known as "reliance" damages, is intended to restore the injured party to the position it would have been in if the contract had not been made.  Reliance damages are generally measured by the injured party's investment less the net benefit realized from the cost of performance of the contract, plus additional expenses incurred as a result of the breach.

        We have the burden of proving the amount of our expectancy damages, or the cost of our performance as a basis for reliance damages, by a preponderance of the evidence.  Damages are usually limited to those that are a foreseeable result of the breach and require proof of the fact of damage with reasonable certainty.  Since neither the contracts between Anchor Savings and the government nor any statute provides for payment of prejudgment interest, prejudgment interest is not recoverable, either for the period from the date of the breach through the date of entry of judgment by the Claims Court or upon a judgment of the Claims Court pending appeal.  If the Federal Circuit affirms a judgment by the Claims Court, we could receive interest at a statutorily specified rate on the judgment from the time of the Federal Circuit decision through any subsequent appeals to the date of payment.

        Damages Theories We No Longer Intend to Pursue

        In the expert reports submitted in October 1999, we advanced an additional, alternate claim for $782 million, under a restitution theory of damages.  "Restitution" is intended to restore to the injured party any benefits conferred on the breaching party.  The injured party's restitution interest is ordinarily measured by the reasonable value of the benefits conferred by its performance of the contract on the breaching party, less any benefits received by the injured party through the breaching party's partial performance up to the date of the breach.  Anchor Savings' restitution claim was based on a contention that the liquidation costs avoided by the FSLIC as a result of Anchor Savings' acquisitions of failing federally insured thrifts were a benefit that Anchor Savings had conferred on the government.  However, in its decision in Glendale Federal Bank, FSB v. United States, Docket Nos. 99-5103, 99-5113, the United States Court of Appeals for the Federal Circuit rejected the type of restitution claim that Anchor Savings intended to pursue.  As a consequence, we have determined to withdraw Anchor Savings' claim for damages under the restitution theory.

Our Damages Case

        Expectancy Damages

        Our principal expectancy damages claim is for lost profits by Anchor Savings.  Following the adoption of FIRREA in 1989 and the resulting reductions of Anchor Savings' regulatory capital due to the elimination of the contractual supervisory goodwill, FSLIC contribution, and preferred stock from its supervisory acquisitions, Anchor Savings was transformed from an institution that substantially exceeded its regulatory capital requirements to one that was significantly undercapitalized.  Because Anchor Savings was unable to obtain any material infusion of external capital, it had no choice but to restructure and divest itself of significant valuable assets.  While these strategies were required to remedy the noncompliance with regulatory capital requirements caused by FIRREA and avoid closure of Anchor Savings, they also had the effect of significantly reducing Anchor Savings' long-term earnings.  We claim that the government's breach forced the sale of Anchor Savings' mortgage conduit subsidiary, Residential Funding Corporation, and the curtailment of Anchor Savings' remaining mortgage banking business, and forced the sale of large portions of Anchor Savings' branch franchise.  We have claimed expectancy damages totaling approximately $969 million.  The lost profits claim is not affected by the Claims Court's rulings against Anchor Savings regarding the unassisted mergers.

        In December 2001 we submitted a supplemental expert report asserting an alternative expectancy claim for $220 million, based on the cash value to Anchor Savings of the supervisory goodwill it lost as regulatory capital as a result of the government's breach.  This analysis, which represents the amount of cash the government would have had to pay to enable Anchor Savings to return to its pre-breach regulatory capital position, and thereby restore its ability to leverage that capital and earn profits from it, is similar to the analysis that was adopted by Judge Margolis of the Claims Court in Glass v. United States, Docket No. 92-428C.   (The Claims Court's decision in Glass was overturned on other grounds by the Federal Circuit, which did not rule on the validity of the damages calculation in that case one way or another.)  As a result of the Claims Court's liability rulings in our case, we have adjusted this calculation to eliminate the supervisory goodwill created by the unassisted mergers, resulting in a revised claim under the Glass model of $200 million.

        These expectancy claims are presented in the alternative, meaning that we may recover damages under one of the theories but not both of them.  We have also claimed an additional $11 million in "wounded bank" damages or costs, which, if awarded by the Claims Court, would be added to an award based on either of the theories described above.

        Reliance Damages

        As an alternative to the expectancy claims, we have submitted a claim for reliance damages.  We could recover either expectancy or reliance damages, but not both.  The initial reliance claim of $541 million that we submitted in October 1999 was similar to the restitution claim, in that it asserted that Anchor's investment in the thrifts that it acquired pursuant to contracts with the government could be measured by the excess liabilities Anchor assumed as a result of the acquisitions.  A similar claim was rejected by the Claims Court in the Glendale remand proceedings, based on the analysis of the Federal Circuit in that case.  Accordingly, in October 2002 we submitted a revised reliance claim in the amount of $329 million (including $11 million in "wounded bank" damages).

The Government's Damages Case

        The government contends that we were not damaged by the government's breach because FIRREA did not cause Anchor Savings to shrink or otherwise sell assets.  The government contends that the lost profits we are claiming are speculative and therefore not allowable.

The government also contends that FIRREA did not constrain Anchor Savings' ability to leverage capital or alternatively that the ability to leverage capital had no value.

        The government has argued that the breach benefited Anchor Savings in prompting it to exit from high-risk lending activities in which it was engaged prior to the breach.  The government further contends that the breach forced Anchor Savings to address core business problems.

        The government has also argued that the principal assumptions underlying our claim for past and future lost profits, which are that Anchor Savings would not have sold Residential Funding or portions of its branch franchise absent the government's breach, are invalid because, among other things:

  retention of Residential Funding implied a degree of interest rate risk that would have been unacceptable to Anchor Savings' management, board of directors and regulators,
  Anchor Savings would not have been able to provide Residential Funding with sufficient low interest funds to ensure the successful operation of Residential Funding's business,
  Anchor Savings lacked a business and cultural fit with Residential Funding, and the poor strategic fit of the sold branches warranted the sales even absent the breach.

        The government has further argued that Anchor Savings could have avoided the sale of Residential Funding, for example, by forming a holding company or altering the mix of loans Residential Funding purchased.  Alternatively, the government has argued that Anchor Savings would have had to sell Residential Funding due to non-breaching provisions of FIRREA and that the sales of Residential Funding and the Anchor Savings branches were at fair market value, thus precluding any damage claim.

        In addition, the government has argued that we are not entitled to damages based on our reliance claim because the benefits Anchor Savings derived exceeded any cost that Anchor Savings incurred.  We also anticipate that the government will assert that the reliance damages sought by Anchor Savings are too speculative and that they do not reflect actual losses incurred by Anchor Savings as a result of the assisted mergers.

        We continue to believe that our claims are meritorious, that it is one of the more significant cases before the Claims Court and that we are entitled to nonoverlapping damages under any of the theories asserted.  However, we are unable to predict the ultimate outcome of our lawsuit and can give no assurance of whether we will receive a damage award, or as to the amount or timing if any award is ultimately received.

        After entry of judgment, either party may appeal a portion or all of the decision to the United States Court of Appeals for the Federal Circuit.  Following the decision of the Federal Circuit, the unsuccessful party may petition for a rehearing en banc by the entire Federal

Circuit.  Assuming such a request for rehearing is denied, any proceedings in the Federal Circuit would be expected to take approximately one year.  Appeal from the final decision of the Federal Circuit could be made to the Supreme Court, although the Supreme Court could decide not to hear the case.  We cannot predict the amount or the timing of receipt of a damage award, if any is received, or the timing or success of any appeal that may be made by either party following an entry of judgment.

DESCRIPTION OF THE LTWS

Introduction

        Dime distributed a Litigation Tracking Warrant (an "LTW" ) for each share of its common stock outstanding on December 22, 2000 to each of its stockholders on that date.  The LTWs trade on the Nasdaq National Market under the symbol "DIMEZ."  As originally issued by Dime, the LTWs entitled LTW holders to purchase shares of Dime common stock at a price adjusted according to the adjusted amount, if any, actually recovered in the litigation against the government.  In January 2002, Dime Savings and Dime Bancorp merged into Washington Mutual Bank and Washington Mutual, Inc., respectively.  As a result of these mergers, we assumed the rights under the litigation against the government, and the LTWs are now exercisable for shares of our common stock.

        The following is a summary of some of the provisions of a warrant agreement, originally entered into by Dime with EquiServe Trust Company, N.A. and EquiServe Limited Partnership, as warrant agent, as amended and restated by Washington Mutual and Mellon Investor Services, as the current warrant agent.  This summary does not purport to be complete and is qualified in its entirety by reference to the amended and restated warrant agreement and the form of warrant certificate, which are filed as an exhibit to this report.

        Under the terms of the original warrant agreement entered into by Dime and the Equiserve entities, some of the terms of the LTWs were automatically amended as a result of our merger with Dime.  Among other things, the manner in which the original "adjusted stock price" is calculated has changed and there is no longer an exercise price for the LTWs.  The changes brought about by our merger with Dime are reflected in the description below and in the amended and restated warrant agreement between Washington Mutual and Mellon Investor Services.

Determination of the Number of Shares of Our Common Stock Issuable Upon Exercise of an LTW

        The LTWs entitle LTW holders to purchase shares of our common stock having an aggregate merger adjusted stock price equal to a portion of the proceeds, if any, we recover as a result of our litigation against the government.  We explain these terms below.

        Once we receive all of our damages (if any) payable by the government from our litigation against them, determine the "adjusted litigation recovery" and receive all regulatory approvals to issue shares of our common stock to the LTW holders, LTW holders will be entitled to purchase shares of our common stock according to the following formula:

One LTW = adjusted litigation recovery X 1 merger adjusted stock price 112,975,597 (the number of LTWs originally issued or reserved for issuance)

        Determination of the Amount of the Adjusted Litigation Recovery

        To determine the amount of the adjusted litigation recovery, we will apply the following formula:

Adjusted Litigation Recovery	=	85%	(	Amount Recovered	-	Litigation and LTW Expenses	-	Taxes	)

        where:

  "Amount Recovered" equals the total amount of any cash payment and the fair market value of any property we actually receive as damages pursuant to a final, nonappealable judgment in or final settlement of our litigation against the government, including any post-judgment interest we actually receive on any payment,

  "Litigation and LTW Expenses" equal the total expenses we incur, both before and after the date of this document, in pursuing our litigation and obtaining all damages payments, plus our total expenses incurred in connection with the creation, issuance and trading of the LTWs including legal, financial advisory and accounting fees, printing and registration costs and the fees and expenses of the warrant agent, and

  "Taxes" equal, regardless of the actual amount of taxes imposed with respect to the damages recovery, the product of (i) the amount of damages recovered less the expenses in the litigation and LTW issuance described in the preceding clauses and (ii) the combined highest federal, New York State and New York City income tax rates applicable to financial institutions in the year (or years) in which the amount of the damages (in whole or in part) is fixed or determinable (after taking into account the effect of the deductibility of such taxes for federal and state income tax purposes); for 2003, this combined rate is 46.05%.

        For example, if we recover $200 million in damages in our litigation and the expenses in the litigation and LTWs are $26 million, then taxes (using 2003's effective tax rate) are approximately $80 million, and the resulting adjusted litigation recovery would equal approximately $80 million.

        Adjusted
        Litigation =  85%  X  ($200,000,000 - $26,000,000 - $80,127,000)  = $79,792,500
        Recovery

        Our determination of the amounts to be deducted from the amount of damages recovered and the amount of the adjusted litigation recovery will be final, conclusive and binding on the LTW holders.

        Determination of the Merger Adjusted Stock Price

        When we receive a recovery of damages, we will determine the merger adjusted stock price of a share of our common stock on the 30th calendar day before the date on which we receive the total amount of the recovery.  For purposes of calculating the merger adjusted stock price, the 30th calendar day before the total amount of recovery has been received is the "determination date."  If the 30th calendar day before the total amount of recovery has been received is a day on which the NYSE is closed for business, then the determination date will be the next succeeding day on which the NYSE is open for business.

        The "merger adjusted stock price" of a share of our common stock on this determination date will equal:

Merger Adjusted Stock Price	=	(30-day Running Average Price	X	Dime Exchange Ratio	)

        where:

  "30-day Running Average Price" equals the average of the daily closing prices of our common stock for the thirty consecutive trading days ending on and including the determination date, and
  "Dime Exchange Ratio" equals 1.1232, which is the "Exchange Ratio" as defined in the merger agreement entered into by Washington Mutual and Dime when we acquired Dime in January 2002.

        For example, if the 30-day Running Average Price of our common stock were $40.00, then the Merger Adjusted Stock Price would equal $44.928.

Sample Calculation

        In this example, the adjusted litigation recovery is $80 million and the 30-day running average price is $40.00.   The merger adjusted stock price of our common stock on the occurrence of the trigger is therefore $44.928.   As a result, in this example, the number of shares of our common stock issuable upon exercise of each LTW would be 0.0158:

One LTW = $80,000,000 X 1 = 0.0158 shares $44.928 (112,975,597)

        If you own 100 LTWs, you would multiply the number of shares of our common stock issuable upon exercise of an LTW (0.0158) by the number of LTWs you own (100), which totals 1.58 shares (0.0158 x 100 = 1.58).  As a result, upon the occurrence of the trigger, you could receive one share of our common stock, and receive cash instead of the fractional share.  The amount of cash you would receive instead of a fractional share is calculated by multiplying the fractional share (0.58) by the 30-day running average price ($40.00), which totals $23.20 (0.58 x $40.00 = 23.20).  So, if you owned 100 LTWs, upon their exercise you would receive one share of our common stock and $23.20 in cash.

        To determine an approximate total value of the LTWs upon exercise, you would multiply the number of shares you receive (one) by the 30-day running average price ($40.00) and add the amount of cash you receive ($23.20), which totals $63.20 (1 x $40.00 + $23.20 = $63.20).   As a result, the approximate value of 100 LTWs would be $63.20, or approximately $0.63 per LTW.  The actual value of the LTWs upon exercise will depend on the market price of our common stock on the day the LTWs are exercised, which will likely be different than the 30-day running average price and the price on the date (if any) that the shares acquired upon exercise of the LTWs are sold, if not sold on the date of exercise.  You should keep in mind that the LTWs may not trade at prices reflecting the eventual amount we recover in our litigation or the eventual value per LTW.

        However, if the adjusted litigation recovery was zero, you would not be entitled to purchase any shares of our common stock and the LTWs would expire without value.

        The amounts used in the examples in this section are for illustration purposes only, and we do not make any representations regarding the outcome of our litigation against the government, the expenses and taxes that we will incur as a result of the litigation or its resolution, or our future stock price.

Item 7.  Financial Statements and Exhibits

        (c)    Exhibits

Exhibit Number	Description
4.1	2003 Amended and Restated Warrant Agreement, dated March 11, 2003, by and between Washington Mutual, Inc. and Mellon Investor Services LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

WASHINGTON MUTUAL, INC.
By: /s/ Fay L. Chapman
Fay L. Chapman Senior Executive Vice President

Date:  March 12, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1	2003 Amended and Restated Warrant Agreement, dated March 11, 2003, by and between Washington Mutual, Inc. and Mellon Investor Services LLC